EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement No. 333-126316 on Form S-8 of Hibbett Sports, Inc. of our report dated September 25, 2014, with respect to the statements of net assets available for benefits of Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan as of June 30, 2014 and 2013, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended June 30, 2014, which report appears in the June 30, 2014 Annual Report on Form 11-K of Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan.

Birmingham, Alabama                                                                                                              /s/ KPMG LLP
September 25, 2014

END OF EXHIBIT 23.1

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